UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

Huntsman Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

447011107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 17, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,434,108
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,434,108
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		4,532,607
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

4,532,607
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,532,607
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.2%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		771,189
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

771,189
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

771,189
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		460,550
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

460,550
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

460,550
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD P FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		702,707
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

702,707
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

702,707
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE P GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		702,707
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

702,707
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

702,707
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,163,257
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,163,257
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,163,257
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		322,599
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

322,599
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

322,599
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		322,599
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

322,599
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

322,599
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,485,856
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,485,856
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,485,856
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD LEADERS ECHO II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		105,494
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

105,494
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

105,494
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

12

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		105,494
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

105,494
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

105,494
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

13

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,617,627
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,617,627
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,617,627
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

14

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,617,627
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,617,627
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,617,627
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

15

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		991,222
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

991,222
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

991,222
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

16

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD G FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,512,133
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,512,133
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,512,133
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

17

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE G GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,512,133
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,512,133
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,512,133
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

18

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,434,108
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,434,108
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

OO

19

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,434,108
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,434,108
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

PN

20

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,434,108
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,434,108
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

OO

21

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		10,434,108
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

10,434,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

IN

22

CUSIP No. 447011107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		10,434,108
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

10,434,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,434,108
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.97%
14	TYPE OF REPORTING PERSON

IN

23

CUSIP No. 447011107

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master, Starboard G LP and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 4,532,607 Shares beneficially owned by Starboard V&O Fund is approximately $116,882,181, excluding brokerage commissions. The aggregate purchase price of the 771,189 Shares beneficially owned by Starboard S LLC is approximately $19,866,933, excluding brokerage commissions. The aggregate purchase price of the 460,550 Shares beneficially owned by Starboard C LP is approximately $11,861,893, excluding brokerage commissions. The aggregate purchase price of the 702,707 Shares beneficially owned by Starboard P LP is approximately $18,508,040, excluding brokerage commissions. The aggregate purchase price of the 322,599 Shares beneficially owned by Starboard L Master is approximately $8,321,631, excluding brokerage commissions. The aggregate purchase price of the 105,494 Shares beneficially owned by Starboard Echo II LLC is approximately $2,749,698, excluding brokerage commissions. The aggregate purchase price of the 991,222 Shares beneficially owned by Starboard X Master is approximately $25,652,467, excluding brokerage commissions. The aggregate purchase price of the 1,512,133 Shares beneficially owned by Starboard G LP is approximately $39,917,462, excluding brokerage commissions. The aggregate purchase price of the 1,035,607 Shares held in the Starboard Value LP Account is approximately $11,861,893, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 209,798,078 Shares outstanding, as of April 20, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2022.

A.	Starboard V&O Fund
(a)	As of the close of business on May 19, 2022, Starboard V&O Fund beneficially owned 4,532,607 Shares.

Percentage: Approximately 2.2%

24

CUSIP No. 447011107

(b)	1. Sole power to vote or direct vote: 4,532,607
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,532,607
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on May 19, 2022, Starboard S LLC beneficially owned 771,189 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 771,189
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 771,189
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on May 19, 2022, Starboard C LP beneficially owned 460,550 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 460,550
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 460,550
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard C LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard P LP
(a)	As of the close of business on May 19, 2022, Starboard P LP beneficially owned 702,707 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 702,707
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 702,707
4. Shared power to dispose or direct the disposition: 0

25

CUSIP No. 447011107

(c)	The transactions in the Shares by Starboard P LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard P GP
(a)	Starboard P GP, as the general partner of Starboard P LP, may be deemed the beneficial owner of the 702,707 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 702,707
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 702,707
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard P GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of Starboard P LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP and the managing member of Starboard P GP, may be deemed the beneficial owner of the (i) 460,550 Shares owned by Starboard C LP and (ii) 702,707 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,163,257
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,163,257
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of each of Starboard C LP and Starboard P LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L Master
(a)	As of the close of business on May 19, 2022, Starboard L Master beneficially owned 322,599 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 322,599
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 322,599
4. Shared power to dispose or direct the disposition: 0

26

CUSIP No. 447011107

(c)	The transactions in the Shares by Starboard L Master since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 322,599 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 322,599
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 322,599
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of Starboard L Master since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 460,550 Shares owned by Starboard C LP, (ii) 702,707 Shares owned by Starboard P LP and (iii) 322,599 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,485,856
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,485,856
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of each of Starboard C LP, Starboard P LP and Starboard L Master since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard Echo II LLC
(a)	As of the close of business on May 19, 2022, Starboard Echo II LLC beneficially owned 105,494 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 105,494
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 105,494
4. Shared power to dispose or direct the disposition: 0

27

CUSIP No. 447011107

(c)	The transactions in the Shares by Starboard Echo II LLC since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
K.	Starboard Leaders Fund
(a)	Starboard Leaders Fund, as a member of Starboard Echo II LLC, may be deemed the beneficial owner of the 105,494 Shares owned by Starboard Echo II LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 105,494
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 105,494
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of Starboard Echo II LLC since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
L.	Starboard A LP
(a)	Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Echo II LLC and Starboard G GP, may be deemed the beneficial owner of the (i) 105,494 Shares owned by Starboard Echo II LLC and (ii) 1,512,133 Shares owned by Starboard G LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,617,627
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,617,627
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of each of Starboard Echo II LLC and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
M.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 105,494 Shares owned by Starboard Echo II LLC and (ii) 1,512,133 Shares owned by Starboard G LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,617,627
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,617,627
4. Shared power to dispose or direct the disposition: 0

28

CUSIP No. 447011107

(c)	Starboard A GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of each of Starboard Echo II LLC and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
N.	Starboard X Master
(a)	As of the close of business on May 19, 2022, Starboard X Master beneficially owned 991,222 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 991,222
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 991,222
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard X Master since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
O.	Starboard G LP
(a)	As of the close of business on May 19, 2022, Starboard G LP beneficially owned 1,512,133 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,512,133
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,512,133
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
P.	Starboard G GP
(a)	Starboard G GP, as the general partner of Starboard G LP, may be deemed the beneficial owners of the 1,512,133 Shares owned by Starboard G LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,512,133
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,512,133
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard G GP has not entered into any transaction in the Shares since the filing of Amendment No. 2. The transactions in the Shares on behalf of Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
29

CUSIP No. 447011107

Q.	Starboard Value LP
(a)

As of the close of business on May 19, 2022, 1,035,607 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master, Starboard G LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 4,532,607 Shares owned by Starboard V&O Fund, (ii) 771,189 Shares owned by Starboard S LLC, (iii) 460,550 Shares owned by Starboard C LP, (iv) 702,707 Shares owned by Starboard P LP, (v) 322,599 Shares owned by Starboard L Master, (vi) 105,494 Shares owned by Starboard Echo II LLC, (vii) 991,222 Shares owned by Starboard X Master, (viii) 1,512,133 Shares owned by Starboard G LP and (ix) 1,035,607 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.97%

(b)	1. Sole power to vote or direct vote: 10,434,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,434,108
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
R.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 4,532,607 Shares owned by Starboard V&O Fund, (ii) 771,189 Shares owned by Starboard S LLC, (iii) 460,550 Shares owned by Starboard C LP, (iv) 702,707 Shares owned by Starboard P LP, (v) 322,599 Shares owned by Starboard L Master, (vi) 105,494 Shares owned by Starboard Echo II LLC, (vii) 991,222 Shares owned by Starboard X Master, (viii) 1,512,133 Shares owned by Starboard G LP and (ix) 1,035,607 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.97%

(b)	1. Sole power to vote or direct vote: 10,434,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,434,108
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
30

CUSIP No. 447011107

S.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 4,532,607 Shares owned by Starboard V&O Fund, (ii) 771,189 Shares owned by Starboard S LLC, (iii) 460,550 Shares owned by Starboard C LP, (iv) 702,707 Shares owned by Starboard P LP, (v) 322,599 Shares owned by Starboard L Master, (vi) 105,494 Shares owned by Starboard Echo II LLC, (vii) 991,222 Shares owned by Starboard X Master, (viii) 1,512,133 Shares owned by Starboard G LP and (ix) 1,035,607 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.97%

(b)	1. Sole power to vote or direct vote: 10,434,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,434,108
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
T.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 4,532,607 Shares owned by Starboard V&O Fund, (ii) 771,189 Shares owned by Starboard S LLC, (iii) 460,550 Shares owned by Starboard C LP, (iv) 702,707 Shares owned by Starboard P LP, (v) 322,599 Shares owned by Starboard L Master, (vi) 105,494 Shares owned by Starboard Echo II LLC, (vii) 991,222 Shares owned by Starboard X Master, (viii) 1,512,133 Shares owned by Starboard G LP and (ix) 1,035,607 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.97%

(b)	1. Sole power to vote or direct vote: 10,434,108
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,434,108
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 447011107

U.	Messrs. Smith and Feld
(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 4,532,607 Shares owned by Starboard V&O Fund, (ii) 771,189 Shares owned by Starboard S LLC, (iii) 460,550 Shares owned by Starboard C LP, (iv) 702,707 Shares owned by Starboard P LP, (v) 322,599 Shares owned by Starboard L Master, (vi) 105,494 Shares owned by Starboard Echo II LLC, (vii) 991,222 Shares owned by Starboard X Master, (viii) 1,512,133 Shares owned by Starboard G LP and (ix) 1,035,607 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.97%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 10,434,108
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 10,434,108

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares since the filing of Amendment No. 2. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard Echo II LLC, Starboard X Master and Starboard G LP since the filing of Amendment No. 2 are set forth in Schedule A and are incorporated herein by reference.
(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.
(e)	As of May 19, 2022, the Reporting Persons ceased to beneficially own more than 5% of the outstanding Shares of the Issuer.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

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CUSIP No. 447011107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 19, 2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Leaders Echo II LLC

By: Starboard Value A LP,

its managing member

Starboard Leaders Fund lp

By: Starboard Value A LP,

its managing member

Starboard Value A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD G FUND, L.P.

By: Starboard Value G GP, LLC,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value G GP, LLC

By: Starboard Value A LP,

its managing member

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

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CUSIP No. 447011107

SCHEDULE A

Transactions in the Shares Since the Filing of Amendment No. 2

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(21,946)	35.5499	04/20/2022
Sale of Common Stock	(7,264)	35.7072	04/21/2022
Sale of Common Stock	(41,861)	34.7784	04/29/2022
Sale of Common Stock	(28,236)	34.1923	05/02/2022
Sale of Common Stock	(21,720)	34.5412	05/03/2022
Sale of Common Stock	(130,321)	34.5836	05/03/2022
Sale of Common Stock	(10,860)	35.5388	05/04/2022
Sale of Common Stock	(154,213)	34.9980	05/04/2022
Sale of Common Stock	(65,160)	34.5677	05/05/2022
Sale of Common Stock	(22,083)	34.0601	05/06/2022
Sale of Common Stock	(86,881)	34.1056	05/06/2022
Sale of Common Stock	(86,881)	33.7730	05/09/2022
Sale of Common Stock	(21,720)	33.9152	05/10/2022
Sale of Common Stock	(34,622)	34.0268	05/10/2022
Sale of Common Stock	(30,538)	34.5364	05/11/2022
Sale of Common Stock	(25,109)	34.4668	05/11/2022
Sale of Common Stock	(10,860)	34.2135	05/12/2022
Sale of Common Stock	(65,161)	35.1036	05/13/2022
Sale of Common Stock	(43,440)	34.9629	05/13/2022
Sale of Common Stock	(108,601)	35.3401	05/16/2022
Sale of Common Stock	(21,720)	36.5351	05/17/2022
Sale of Common Stock	(206,341)	36.6584	05/17/2022
Sale of Common Stock	(108,601)	35.7588	05/18/2022
Sale of Common Stock	(65,584)	35.9405	05/18/2022
Sale of Common Stock	(227,638)	35.4754	05/19/2022
Sale of Common Stock	(152,041)	35.6823	05/19/2022

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(3,734)	35.5499	04/20/2022
Sale of Common Stock	(1,236)	35.7072	04/21/2022
Sale of Common Stock	(7,122)	34.7784	04/29/2022
Sale of Common Stock	(4,804)	34.1923	05/02/2022
Sale of Common Stock	(3,695)	34.5412	05/03/2022
Sale of Common Stock	(22,173)	34.5836	05/03/2022
Sale of Common Stock	(1,848)	35.5388	05/04/2022
Sale of Common Stock	(26,239)	34.9980	05/04/2022
Sale of Common Stock	(11,086)	34.5677	05/05/2022
Sale of Common Stock	(3,757)	34.0601	05/06/2022
Sale of Common Stock	(14,782)	34.1056	05/06/2022
Sale of Common Stock	(14,782)	33.7730	05/09/2022
Sale of Common Stock	(3,696)	33.9152	05/10/2022
Sale of Common Stock	(5,891)	34.0268	05/10/2022
Sale of Common Stock	(5,196)	34.5364	05/11/2022
Sale of Common Stock	(4,272)	34.4668	05/11/2022
Sale of Common Stock	(1,848)	34.2135	05/12/2022
Sale of Common Stock	(11,087)	35.1036	05/13/2022
Sale of Common Stock	(7,391)	34.9629	05/13/2022
Sale of Common Stock	(18,478)	35.3401	05/16/2022
Sale of Common Stock	(3,695)	36.5351	05/17/2022
Sale of Common Stock	(35,108)	36.6584	05/17/2022
Sale of Common Stock	(18,478)	35.7588	05/18/2022
Sale of Common Stock	(11,159)	35.9405	05/18/2022
Sale of Common Stock	(38,731)	35.4754	05/19/2022
Sale of Common Stock	(25,868)	35.6823	05/19/2022

STARBOARD P FUND LP

Sale of Common Stock	(3,402)	35.5499	04/20/2022
Sale of Common Stock	(1,126)	35.7072	04/21/2022
Sale of Common Stock	(6,490)	34.7784	04/29/2022
Sale of Common Stock	(4,378)	34.1923	05/02/2022
Sale of Common Stock	(20,204)	34.5836	05/03/2022
Sale of Common Stock	(3,367)	34.5412	05/03/2022
Sale of Common Stock	(23,908)	34.9980	05/04/2022
Sale of Common Stock	(1,684)	35.5388	05/04/2022
Sale of Common Stock	(10,102)	34.5677	05/05/2022
Sale of Common Stock	(13,469)	34.1056	05/06/2022
Sale of Common Stock	(3,424)	34.0601	05/06/2022
Sale of Common Stock	(13,469)	33.7730	05/09/2022
Sale of Common Stock	(5,368)	34.0268	05/10/2022
Sale of Common Stock	(3,367)	33.9152	05/10/2022
Sale of Common Stock	(4,734)	34.5364	05/11/2022
Sale of Common Stock	(3,893)	34.4668	05/11/2022
Sale of Common Stock	(1,684)	34.2135	05/12/2022
Sale of Common Stock	(6,735)	34.9629	05/13/2022
Sale of Common Stock	(10,102)	35.1036	05/13/2022
Sale of Common Stock	(16,837)	35.3401	05/16/2022
Sale of Common Stock	(31,990)	36.6584	05/17/2022
Sale of Common Stock	(3,367)	36.5351	05/17/2022
Sale of Common Stock	(16,837)	35.7588	05/18/2022
Sale of Common Stock	(10,168)	35.9405	05/18/2022
Sale of Common Stock	(35,291)	35.4754	05/19/2022
Sale of Common Stock	(23,572)	35.6823	05/19/2022

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(2,230)	35.5499	04/20/2022
Sale of Common Stock	(738)	35.7072	04/21/2022
Sale of Common Stock	(4,254)	34.7784	04/29/2022
Sale of Common Stock	(2,869)	34.1923	05/02/2022
Sale of Common Stock	(2,207)	34.5412	05/03/2022
Sale of Common Stock	(13,242)	34.5836	05/03/2022
Sale of Common Stock	(1,103)	35.5388	05/04/2022
Sale of Common Stock	(15,669)	34.9980	05/04/2022
Sale of Common Stock	(6,621)	34.5677	05/05/2022
Sale of Common Stock	(2,244)	34.0601	05/06/2022
Sale of Common Stock	(8,828)	34.1056	05/06/2022
Sale of Common Stock	(8,828)	33.7730	05/09/2022
Sale of Common Stock	(2,207)	33.9152	05/10/2022
Sale of Common Stock	(3,518)	34.0268	05/10/2022
Sale of Common Stock	(3,103)	34.5364	05/11/2022
Sale of Common Stock	(2,551)	34.4668	05/11/2022
Sale of Common Stock	(1,103)	34.2135	05/12/2022
Sale of Common Stock	(6,621)	35.1036	05/13/2022
Sale of Common Stock	(4,414)	34.9629	05/13/2022
Sale of Common Stock	(11,035)	35.3401	05/16/2022
Sale of Common Stock	(2,207)	36.5351	05/17/2022
Sale of Common Stock	(20,966)	36.6584	05/17/2022
Sale of Common Stock	(11,035)	35.7588	05/18/2022
Sale of Common Stock	(6,664)	35.9405	05/18/2022
Sale of Common Stock	(23,130)	35.4754	05/19/2022
Sale of Common Stock	(15,448)	35.6823	05/19/2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(1,562)	35.5499	04/20/2022
Sale of Common Stock	(517)	35.7072	04/21/2022
Sale of Common Stock	(2,979)	34.7784	04/29/2022
Sale of Common Stock	(2,010)	34.1923	05/02/2022
Sale of Common Stock	(1,546)	34.5412	05/03/2022
Sale of Common Stock	(9,275)	34.5836	05/03/2022
Sale of Common Stock	(773)	35.5388	05/04/2022
Sale of Common Stock	(10,976)	34.9980	05/04/2022
Sale of Common Stock	(4,638)	34.5677	05/05/2022
Sale of Common Stock	(1,572)	34.0601	05/06/2022
Sale of Common Stock	(6,184)	34.1056	05/06/2022
Sale of Common Stock	(6,183)	33.7730	05/09/2022
Sale of Common Stock	(1,546)	33.9152	05/10/2022
Sale of Common Stock	(2,464)	34.0268	05/10/2022
Sale of Common Stock	(2,174)	34.5364	05/11/2022
Sale of Common Stock	(1,787)	34.4668	05/11/2022
Sale of Common Stock	(773)	34.2135	05/12/2022
Sale of Common Stock	(4,637)	35.1036	05/13/2022
Sale of Common Stock	(3,092)	34.9629	05/13/2022
Sale of Common Stock	(7,729)	35.3401	05/16/2022
Sale of Common Stock	(1,546)	36.5351	05/17/2022
Sale of Common Stock	(14,686)	36.6584	05/17/2022
Sale of Common Stock	(7,729)	35.7588	05/18/2022
Sale of Common Stock	(4,668)	35.9405	05/18/2022
Sale of Common Stock	(16,202)	35.4754	05/19/2022
Sale of Common Stock	(10,821)	35.6823	05/19/2022

STARBOARD LEADERS ECHO II LLC

Sale of Common Stock	(511)	35.5499	04/20/2022
Sale of Common Stock	(169)	35.7072	04/21/2022
Sale of Common Stock	(974)	34.7784	04/29/2022
Sale of Common Stock	(657)	34.1923	05/02/2022
Sale of Common Stock	(506)	34.5412	05/03/2022
Sale of Common Stock	(3,033)	34.5836	05/03/2022
Sale of Common Stock	(253)	35.5388	05/04/2022
Sale of Common Stock	(3,589)	34.9980	05/04/2022
Sale of Common Stock	(1,517)	34.5677	05/05/2022
Sale of Common Stock	(514)	34.0601	05/06/2022
Sale of Common Stock	(2,022)	34.1056	05/06/2022
Sale of Common Stock	(2,022)	33.7730	05/09/2022
Sale of Common Stock	(505)	33.9152	05/10/2022
Sale of Common Stock	(806)	34.0268	05/10/2022
Sale of Common Stock	(711)	34.5364	05/11/2022
Sale of Common Stock	(584)	34.4668	05/11/2022
Sale of Common Stock	(253)	34.2135	05/12/2022
Sale of Common Stock	(1,517)	35.1036	05/13/2022
Sale of Common Stock	(1,011)	34.9629	05/13/2022
Sale of Common Stock	(2,528)	35.3401	05/16/2022
Sale of Common Stock	(506)	36.5351	05/17/2022
Sale of Common Stock	(4,802)	36.6584	05/17/2022
Sale of Common Stock	(2,528)	35.7588	05/18/2022
Sale of Common Stock	(1,526)	35.9405	05/18/2022
Sale of Common Stock	(5,298)	35.4754	05/19/2022
Sale of Common Stock	(3,539)	35.6823	05/19/2022

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(4,799)	35.5499	04/20/2022
Sale of Common Stock	(1,588)	35.7072	04/21/2022
Sale of Common Stock	(9,154)	34.7784	04/29/2022
Sale of Common Stock	(6,175)	34.1923	05/02/2022
Sale of Common Stock	(4,750)	34.5412	05/03/2022
Sale of Common Stock	(28,499)	34.5836	05/03/2022
Sale of Common Stock	(2,375)	35.5388	05/04/2022
Sale of Common Stock	(33,724)	34.9980	05/04/2022
Sale of Common Stock	(14,250)	34.5677	05/05/2022
Sale of Common Stock	(4,829)	34.0601	05/06/2022
Sale of Common Stock	(19,000)	34.1056	05/06/2022
Sale of Common Stock	(19,000)	33.7730	05/09/2022
Sale of Common Stock	(4,750)	33.9152	05/10/2022
Sale of Common Stock	(7,571)	34.0268	05/10/2022
Sale of Common Stock	(6,678)	34.5364	05/11/2022
Sale of Common Stock	(5,491)	34.4668	05/11/2022
Sale of Common Stock	(2,375)	34.2135	05/12/2022
Sale of Common Stock	(14,249)	35.1036	05/13/2022
Sale of Common Stock	(9,500)	34.9629	05/13/2022
Sale of Common Stock	(23,749)	35.3401	05/16/2022
Sale of Common Stock	(45,124)	36.6584	05/17/2022
Sale of Common Stock	(4,750)	36.5351	05/17/2022
Sale of Common Stock	(23,749)	35.7588	05/18/2022
Sale of Common Stock	(14,342)	35.9405	05/18/2022
Sale of Common Stock	(49,782)	35.4754	05/19/2022
Sale of Common Stock	(33,250)	35.6823	05/19/2022

STARBOARD G FUND, L.P.

Sale of Common Stock	(7,321)	35.5499	04/20/2022
Sale of Common Stock	(2,423)	35.7072	04/21/2022
Sale of Common Stock	(13,965)	34.7784	04/29/2022
Sale of Common Stock	(9,420)	34.1923	05/02/2022
Sale of Common Stock	(43,477)	34.5836	05/03/2022
Sale of Common Stock	(7,246)	34.5412	05/03/2022
Sale of Common Stock	(51,447)	34.9980	05/04/2022
Sale of Common Stock	(3,623)	35.5388	05/04/2022
Sale of Common Stock	(21,738)	34.5677	05/05/2022
Sale of Common Stock	(28,984)	34.1056	05/06/2022
Sale of Common Stock	(7,367)	34.0601	05/06/2022
Sale of Common Stock	(28,985)	33.7730	05/09/2022
Sale of Common Stock	(11,551)	34.0268	05/10/2022
Sale of Common Stock	(7,246)	33.9152	05/10/2022
Sale of Common Stock	(10,188)	34.5364	05/11/2022
Sale of Common Stock	(8,377)	34.4668	05/11/2022
Sale of Common Stock	(3,623)	34.2135	05/12/2022
Sale of Common Stock	(14,492)	34.9629	05/13/2022
Sale of Common Stock	(21,738)	35.1036	05/13/2022
Sale of Common Stock	(36,230)	35.3401	05/16/2022
Sale of Common Stock	(68,838)	36.6584	05/17/2022
Sale of Common Stock	(7,246)	36.5351	05/17/2022
Sale of Common Stock	(36,230)	35.7588	05/18/2022
Sale of Common Stock	(21,879)	35.9405	05/18/2022
Sale of Common Stock	(75,943)	35.4754	05/19/2022
Sale of Common Stock	(50,723)	35.6823	05/19/2022

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(5,014)	35.5499	04/20/2022
Sale of Common Stock	(1,660)	35.7072	04/21/2022
Sale of Common Stock	(9,564)	34.7784	04/29/2022
Sale of Common Stock	(6,451)	34.1923	05/02/2022
Sale of Common Stock	(4,963)	34.5412	05/03/2022
Sale of Common Stock	(29,776)	34.5836	05/03/2022
Sale of Common Stock	(2,481)	35.5388	05/04/2022
Sale of Common Stock	(35,235)	34.9980	05/04/2022
Sale of Common Stock	(14,888)	34.5677	05/05/2022
Sale of Common Stock	(5,046)	34.0601	05/06/2022
Sale of Common Stock	(19,850)	34.1056	05/06/2022
Sale of Common Stock	(19,850)	33.7730	05/09/2022
Sale of Common Stock	(4,963)	33.9152	05/10/2022
Sale of Common Stock	(7,910)	34.0268	05/10/2022
Sale of Common Stock	(6,977)	34.5364	05/11/2022
Sale of Common Stock	(5,737)	34.4668	05/11/2022
Sale of Common Stock	(2,481)	34.2135	05/12/2022
Sale of Common Stock	(14,888)	35.1036	05/13/2022
Sale of Common Stock	(9,925)	34.9629	05/13/2022
Sale of Common Stock	(24,813)	35.3401	05/16/2022
Sale of Common Stock	(4,963)	36.5351	05/17/2022
Sale of Common Stock	(47,145)	36.6584	05/17/2022
Sale of Common Stock	(24,813)	35.7588	05/18/2022
Sale of Common Stock	(14,985)	35.9405	05/18/2022
Sale of Common Stock	(52,010)	35.4754	05/19/2022
Sale of Common Stock	(34,738)	35.6823	05/19/2022